UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☑                              Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ivy Funds
InvestEd Portfolios
Ivy Variable Insurance Portfolios
(Names of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 17, 2021

Dear Fellow Shareholder:
I am pleased to share with you that we continue to receive substantial support in connection with the three fund proposals related to Macquarie Group’s proposed acquisition of Waddell & Reed, the parent company of Ivy Investment Management Company, the investment adviser of your Ivy Fund.

The Joint Special Meetings of Shareholders scheduled for April 1, 2021 are less than two weeks away. As of today, we have not received your vote. Please take a few minutes to sign, date and mail your proxy card in the pre-paid envelope provided or vote by internet or telephone following the instructions on your card.

We need all retail shareholders to participate

Your Ivy Fund’s shareholder makeup is unique in that a super majority of investors are retail shareholders, just like you. This means your vote and your fellow shareholders’ votes truly make a difference in the vote outcome.
Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation process. You may receive a call from a DCP representative who can take your vote over the phone. You can call DCP at 1-833-290-2605 if you have any questions regarding the proxy.

Stay safe and thank you in advance for your support,

Philip J. Sanders
President
WDRIF-R3-0421